Exhibit (k)(2)

Amended and Restated

Schedule A

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

Flowstone Opportunity Fund (f/k/a Cresset Private Market Opportunity Fund)

and

UMB Fund Services, Inc.

Services

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Fund, Investment Adviser, and the Fund’s agents, Administrator will provide the following Services:

Fund Accounting

General:

1.	Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Accounting:

1.	Cash Processing:
a.	Maintain cash and position reconciliations with custodian(s) and prime brokers.
2.	Investment Accounting and Securities Processing:
a.	Maintain quarterly portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s);
b.	On a quarterly basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;
c.	At each quarter end, when a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;
d.

On a quarterly basis, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments. Account for distributions of income to shareholders and maintain undistributed income balances each quarter;

e.

At each quarter end, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each quarter end;

f.	Provide the Investment Adviser with standard portfolio reports for each Fund as mutually agreed upon.
3.	General Ledger Accounting and Reconciliation:

a.

Calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.

Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ transfer agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;
d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.
4.	Compute net asset value in accordance with Fund procedures:
a.	Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.
b.	Issue reports detailing per share information of each Fund to such persons (including the Funds’ transfer agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Tax Administration

General Statement:

Provide office space, facilities, equipment, and personnel to carry out the Services.

Tax Administration

1.	Assist the Investment Adviser with compiling post-compliance information provided by the Investment Adviser to support each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, by compiling and aggregating underlying fund holdings as of each tax quarter-end for the tax quarter-end diversification tests and the underlying fund gross income for the tax year-end 90% good gross income test, for review and approval by the Funds' officers and their independent auditors;
2.	Prepare income tax and excise tax provision calculations along with the necessary schedules to support the calculations;
3.	Include the appropriate tax adjustments for wash sales identified by third-party services for inclusion in tax provisions, financial statement disclosure information, distributions and returns;
4.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and/or provided by the Investment Adviser, for inclusion in tax provisions, financial statement disclosure information, distributions and returns. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution;

5.	Prepare the financial statement book/tax differences and footnote disclosures for review by the Fund's independent auditor;
6.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740, formally known as Financial Interpretation Number 48 (or FIN 48), Accounting for Uncertainty in Income Taxes.
7.	Assist the Funds’ independent auditors in the preparation, for execution by the Funds’ officers, and filing of federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Funds’ custodian or transfer agent, subject to review, approval and signature by the Funds’ officers and the Funds’ independent auditors;
8.	Assist in calculating the income and capital gain distributions subject to review and approval by the Funds' officers and the Funds' independent auditors;
9.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting;
10.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors;

Administration

1.	General Fund Management:
a.

Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Sub-Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.
2.	Board activities:

Coordinate Board activities by:

a.	Assist in establishing meeting agendas with the Investment Adviser, legal counsel and/or Board as requested by the Fund;
b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation, assembly, and mailing of board books in hard copy or electronic (PDF) format for quarterly Board meetings;
c.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds;
d.	Attend Board meetings, either in-person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits:
a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;
b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;
c.	Provide facilities, information and personnel as necessary to accommodate annual audits by the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.
4.	Compliance:
a.	Assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in each Fund’s registration statement, (ii) Commission diversification requirements, as applicable, (iii) each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.
5.	Expenses:
a.	Prepare annual Fund level and class level budgets and update on a periodic basis;
b.	Coordinate the payment of expenses;
c.	Establish accruals and provide to the Funds’ fund accountant;
d.	Provide expense summary reporting as reasonably requested by the Fund.
6.	Filings:
a.	Assist in the preparation of Form N-2 filings and required updates, including:
i.	Preparation of expense table;
ii.	Provide performance information;
iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and
iv.	Provide Investment Advisor and trustee fee data.
b.	File Form N-PX based on information provided by the Investment Adviser or its delegate;
c.	Assist in compiling exhibits and disclosures for Form N-CSR and file when approved by the principal officers of the Trust;
d.	Compile data, prepare timely notices and file with the Commission pursuant to Rule 24f-2 and Form N-SAR;
e.	Prepare and file with the Commission Form N-Q;
f.	File Rule 17g-1 fidelity bond with the Commission when received from the Funds or broker.

7.	Other:
a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;
b.	Calculate standard performance, as defined by Rule 482 of the 1933 Act, as requested by the Funds;
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;
d.	Prepare and file state securities qualification/notice compliance filings, with the advice of the Trust’s legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amount of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary;
e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;
f.	Maintain a regulatory compliance calendar listing various Board approval and Commission filing dates.

Transfer Agency/Investor Servicing

1.	Process Investor Subscriptions
a.	Monitor and receive subscription documents from investors.
b.	Review subscription documents for completeness.
c.	Obtain investor demographic information.
d.	Receive subscription money and match to subscription document.
e.	Maintain, monitor, and reconcile DDA and escrow accounts.
f.	Obtain appropriate approvals and transfer money to the trading account.
g.	Provide good-order, pending wire, pending sub-docs reports.
2.	Process Investor Redemptions
a.	Monitor and receive redemption request.
b.	Calculate redemption fee as appropriate.
c.	Monitor tender cap and apply if applicable.
d.	Calculate holdback percentage as appropriate.
e.	Receive money from the trading account.
f.	Obtain approvals and distribute money as appropriate.
g.	Retain holdback according to Fund documents and distribute as appropriate.
h.	Provide redemption and holdback reports.
3.	Generate investor statements and confirmations.
4.	Receive and respond to investor inquiries by telephone, mail, or email.
5.	File IRS Forms 1099, 5498, 1042, 1042-S, and 945 with shareholders and/or the IRS.
6.	Conduct AML screening for new domestic investors, which shall include initial comparison of investor information against Identity Chek, OFAC and other watch lists; provide Fund with any exceptions. Systematically compare updates against investor name for each update of the OFAC list.

7.	File Suspicious Activity Reports, if any, with the appropriate Reporting Authorities.
8.	Provide AML Certification Letter upon request.

Internet Services (effective 10/1/2022)

1.Provide and maintain a web portal for the fund sponsor, investors, and financial advisors to access account information.
2.Allow investors to sign up for electronic document delivery.
3.Send email notifications to investors when statements or regulatory documents are available online.
4.Post fund documents on the portal for access by investors.
5.Send email notifications to investors when documents have been posted online.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule A to the Administration, Fund Accounting and Recordkeeping Agreement to be executed by a duly authorized officer as of 1st day of November, 2023.

FLOWSTONE
OPPORTUNITY FUND
(“Fund”)

By:	/s/ Scott P. Conners

Title:	President

UMB FUND SERVICES, INC.
(“Administrator”)

By:	/s/ Maureen A. Quill

Title:	President